Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS ENDED SEPTEMBER 30, 2006;
RAISES FULL YEAR 2006 ADJUSTED EBITDA GUIDANCE;
PROVIDES MEDICARE REIMBURSEMENT UPDATE;
ANNOUNCES 2007 PRELIMINARY ADJUSTED EBITDA OUTLOOK;
AND MANAGEMENT CHANGE

ANAHEIM, CA—November 2, 2006—Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the third quarter and first nine months ended September 30, 2006.

Third Quarter and First Nine Months 2006 Financial Results

Revenue for the third quarter of 2006 increased 6.8% to $113.5 million from $106.2 million in the comparable 2005 quarter.  For the first nine months of 2006, revenue was $344.1 million compared to $320.6 million in the same period of 2005, an increase of 7.3%.

Alliance’s Adjusted EBITDA (as defined below), was $42.2 million in the third quarter, a 6.7% increase compared to $39.6 million in the same quarter a year ago.  For the first nine months of 2006, Adjusted EBITDA totaled $130.7 million compared to $122.5 million in the first nine months of 2005, an increase of 6.7%.   “Adjusted EBITDA” as defined under the terms of Alliance’s Credit Agreement, is earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; the tentative class action lawsuit settlement; and other non-cash charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.10 per share in both the third quarter of 2006 and the third quarter of 2005.

Earnings per share on a diluted basis were $0.30 and $0.34 per share for the first nine months of 2006 and 2005, respectively.  Non-cash share-based compensation and severance and related costs reduced diluted earnings per share by $0.03 in the first nine months of 2006. The tentative class action lawsuit settlement, net of taxes, reduced diluted earnings per share by $0.03 in the first nine months of 2006.

Cash flows provided by operating activities were $28.7 million in the third quarter of 2006 compared to $42.3 million in the corresponding quarter of 2005, and totaled $77.2 million and $93.0 million in the first nine months of 2006 and 2005, respectively.  Capital expenditures in the third quarter of 2006 were $13.5 million compared to $17.5 million in the third quarter of 2005, and were $56.5 million and $46.5 million for the first nine months of 2006 and 2005, respectively.  Alliance opened five new fixed-sites in the third quarter of 2006 and has opened ten new fixed-sites in the first nine months of 2006.

Alliance’s total long-term debt (including current maturities) decreased $35.8 million to $543.8 million as of September 30, 2006 from $579.6 million as of December 31, 2005.  Cash and cash equivalents decreased $0.5 million to $12.9 million at September 30, 2006 from $13.4 million at December 31, 2005.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “We are pleased with our continued progress and our financial performance year to date. We are pleased to be in a position to increase our full year 2006 guidance given our current circumstances. To alleviate the impact of the industry-wide pressures that Alliance faces, we will continue to focus on investing in our growth products-PET/CT, fixed-sites and radiation therapy; operate our mobile MRI business efficiently; and continue to drive our cost-savings initiatives.”

Full Year 2006 Guidance

The Company’s previous guidance was for revenue to range from $445 million to $453 million and Adjusted EBITDA to range from $163 million to $168 million.

Alliance is raising its full year 2006 revenue and Adjusted EBITDA 2006 guidance.  The Company’s revenue guidance is now expected to range from $452.5 million to $455.5 million.  Alliance’s Adjusted EBITDA is now expected to range from $168.5 million to $171 million.

The Company’s previous guidance was for capital expenditures to range from $85 to $90 million and the reduction in long-term debt, net of the change in cash and cash equivalents, to range from $25 million to $30 million.

Alliance now expects capital expenditures to range from $75 million to $80 million and expects a reduction in long-term debt, net of the change in cash and cash equivalents, to range from $30 million to $35 million.

Consistent with previous guidance, the Company expects to open 10 to 15 fixed-sites in 2006, a portion of which are planned to replace mobile service to the Company’s current customers.  The Company’s full year 2006 income tax rate is expected to total approximately 41% of pretax income.

Medicare Reimbursement Reductions

On February 8, 2006, the Deficit Reduction Act of 2005 (“DRA”) was signed into law by President George W. Bush.  The DRA imposes caps on Medicare payment rates for certain imaging services, including MRI, PET and PET/CT, furnished in physician’s offices and other non-hospital based settings.  Under the cap, payments for specified imaging services cannot exceed the hospital outpatient payment rates for those services.  This change is to apply to services furnished on or after January 1, 2007.  The limitation is applicable to the technical component of the services only, which is the payment the Company receives for the services for which the Company bills directly under the Medicare Physician Fee Schedule.  The technical reimbursement under the Physician Fee Schedule generally allows for higher reimbursement than under the hospital outpatient prospective payment system (“HOPPS”).

On November 1, 2006, the Centers for Medicare and Medicaid Services (“CMS”) issued a final determination of Medicare Part B HOPPS reimbursement rates for PET and PET/CT imaging procedures.  The national rate for PET scans will be reduced from the current rate of $1,150 per scan to $855 per scan effective January 1, 2007.  The national rate for PET/CT scans will be reduced from the current rate of $1,250 per scan to $950 per scan effective January 1, 2007.

For full year 2006, Alliance estimates that approximately 5.6% of the Company’s revenue will be billed directly to the Medicare program, which has increased from approximately 4.3% of the Company’s revenue billed directly to the Medicare program in 2005.  If the DRA had been in effect for full year 2006, Alliance estimates the reduction in Medicare revenue due to the DRA reimbursement rate decrease would have reduced revenue and Adjusted EBITDA by approximately $9.7 million.  Additionally, the PET and PET/CT Medicare HOPPS reduction would have reduced revenue and Adjusted EBITDA by approximately $2.8 million.  Combined, the DRA and PET and PET/CT Medicare HOPPS rate reductions would have negatively impacted Alliance’s 2006 revenue and Adjusted EBITDA by a total of $12.5 million.

In addition, the DRA also codifies the reduction in reimbursement for multiple images on contiguous body parts.  Effective January 1, 2006, CMS pays 100% of the technical component of the higher priced imaging procedure and 75% for the technical component of each additional imaging procedure for multiple images of contiguous body parts within a family of codes performed in the same session.  The Company believes that the implementation of this reimbursement reduction in 2006 has not had a significant impact on Alliance’s financial condition and results of operation.

2007 Adjusted EBITDA Preliminary Outlook

Given the significant Medicare reimbursement reductions that will impact the Company in 2007, Alliance’s preliminary 2007 outlook is for Adjusted EBITDA to range from $146 million to $154 million.  The 2007 Medicare reimbursement reductions discussed above are expected to have a negative impact on Adjusted EBITDA of approximately $14 million.  Alliance’s 2007 budget is in the process of being completed and our 2007 Adjusted EBITDA outlook is subject to change. The Company is providing this preliminary outlook to assist in understanding the impact of the DRA and the PET and PET/CT HOPPS reimbursement changes and their projected impact on Alliance.  Full year 2007 guidance is unavailable at this time and the Company intends to provide such guidance in mid-December 2006.

Management Change

The Company also announced that Andrew P. Hayek, Alliance’s President and Chief Operating Officer, submitted his resignation effective January 2007 to pursue an opportunity with DaVita, Inc.  Regarding Mr. Hayek’s departure, Mr. Viviano stated, “Over the past four years, Andrew has led many of the initiatives which have helped transform Alliance Imaging and I greatly appreciate his outstanding leadership and performance.  I wish Andrew well in his future endeavors.  As we commence our efforts to select a candidate to succeed Andrew, I am highly confident that our senior management team will continue to move forward with the various initiatives underway to meet the opportunities and challenges facing Alliance.”

Third Quarter 2006 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing third quarter 2006 results.  The conference call is scheduled for Friday, November 3, 2006 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 247-2250 (United States) or (973) 935-8452 (International).  Interested parties should call at least five minutes prior to the conference call to register.  A replay of the call can be accessed until February 4, 2007 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 8035531.

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed.  Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 494 diagnostic imaging systems, including 334 MRI systems and 71 PET or PET/CT systems, and served over 1,000 clients in 43 states at September 30, 2006.  Of these 494 diagnostic imaging systems, 74 were located in fixed-sites, which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.

Forward-Looking Statements

This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

# # #

ALLIANCE IMAGING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)
(in thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues	$106,198	$113,468	$320,596	$344,116

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	55,901	60,163	163,729	182,621
Selling, general and administrative expenses	11,747	13,669	37,110	41,037
Employment agreement costs	—	—	366	—
Severance and related costs	—	—	—	536
Depreciation expense	20,385	20,818	61,311	62,738
Amortization expense	937	1,230	2,719	3,703
Interest expense, net of interest income	9,117	10,053	27,686	30,343
Other (income) and expense, net	56	(174)	(331)	298
Total costs and expenses	98,143	105,759	292,590	321,276
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	8,055	7,709	28,006	22,840
Income tax expense	3,494	3,392	11,795	10,401
Minority interest expense	550	551	1,506	1,586
Earnings from unconsolidated investees	(1,000)	(1,129)	(2,596)	(4,145)
Net income	$5,011	$4,895	$17,301	$14,998

Comprehensive income, net of taxes:
Net income	$5,011	$4,895	$17,301	$14,998
Unrealized gain (loss) on hedging transactions, net of taxes	1,450	(1,311)	3,051	(190)
Comprehensive income, net of taxes:	$6,461	$3,584	$20,352	$14,808

Earnings per common share:
Basic	$0.10	$0.10	$0.35	$0.30
Diluted	$0.10	$0.10	$0.34	$0.30

Weighted average number of shares of common stock and common stock equivalents:
Basic	49,517	49,844	49,313	49,737
Diluted	50,368	50,505	50,311	50,239

ALLIANCE IMAGING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31,	September 30,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$13,421	$12,914
Accounts receivable, net of allowance for doubtful accounts	48,236	56,465
Deferred income taxes	6,186	18,008
Prepaid expenses and other current assets	3,686	4,788
Other receivables	8,983	12,356
Total current assets	80,512	104,531

Equipment, at cost	752,128	761,356
Less accumulated depreciation	(393,179)	(414,884)
Equipment, net	358,949	346,472

Goodwill	154,656	154,723
Other intangible assets, net	39,071	36,985
Deferred financing costs, net	8,236	7,293
Other assets	33,918	24,264
Total assets	$675,342	$674,268

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$23,672	$12,349
Accrued compensation and related expenses	14,088	16,910
Accrued interest payable	4,561	7,504
Income taxes payable	87	—
Other accrued liabilities	29,064	30,728
Current portion of long-term debt	7,781	6,750
Total current liabilities	79,253	74,241

Long-term debt, net of current portion	418,260	383,467
Senior subordinated notes	153,541	153,541
Minority interests and other liabilities	4,400	4,131
Deferred income taxes	60,144	81,096
Total liabilities	715,598	696,476

Stockholders’ deficit:
Common stock	496	499
Additional paid-in deficit	(11,876)	(8,639)
Accumulated comprehensive income	3,217	3,027
Accumulated deficit	(32,093)	(17,095)
Total stockholders’ deficit	(40,256)	(22,208)
Total liabilities and stockholders’ deficit	$675,342	$674,268

ALLIANCE IMAGING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2005	2006
Operating activities:
Net income	$17,301	$14,998
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,035	2,625
Non-cash share-based compensation	189	1,965
Depreciation and amortization	64,030	66,441
Amortization of deferred financing costs	1,834	1,193
Distributions greater than equity in undistributed income of investees	70	134
Deferred income taxes	10,838	9,453
(Gain) loss on sale of assets	(331)	298
Changes in operating assets and liabilities:
Accounts receivable	(1,558)	(10,922)
Prepaid expenses and other current assets	(1,249)	(1,102)
Other receivables	(3,951)	(3,373)
Other assets	(1,825)	(243)
Accounts payable	(3,276)	(11,212)
Accrued compensation and related expenses	(3,133)	2,822
Accrued interest payable	6,208	2,943
Income taxes payable	(410)	(87)
Other accrued liabilities	6,189	1,591
Minority interests and other liabilities	66	(357)
Net cash provided by operating activities	93,027	77,167

Investing activities:
Equipment purchases	(46,497)	(56,516)
(Increase) decrease in deposits on equipment	(512)	7,944
Acquisitions, net of cash received	(7,650)	—
Proceeds from sale of assets	1,455	4,663
Net cash used in investing activities	(53,204)	(43,909)

Financing activities:
Principal payments on equipment debt	(4,485)	(2,716)
Proceeds from equipment debt	558	—
Principal payments on revolving loan facility	(15,000)	(52,000)
Proceeds from revolving loan facility	15,000	22,500
Principal payments on term loan facility	(25,000)	(2,675)
Payments of debt issuance costs	(531)	(250)
Proceeds from exercise of employee stock options	2,265	1,376
Net cash used in financing activities	(27,193)	(33,765)

Net increase (decrease) in cash and cash equivalents	12,630	(507)
Cash and cash equivalents, beginning of period	20,721	13,421
Cash and cash equivalents, end of period	$33,351	$12,914

	Nine Months Ended September 30,
	2005	2006

Supplemental disclosure of cash flow information:
Interest paid	$20,074	$26,682
Income taxes paid, net of refunds	1,489	1,327

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$5,698	$6,361
Capital lease obligations assumed for the purchase of equipment debt	1,577	1,839
Equipment debt transferred to unconsolidated investee	—	(2,772)
Comprehensive income from hedging transactions, net of taxes	3,051	(190)

ALLIANCE IMAGING, INC.
ADJUSTED EBITDA
(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; the tentative class action lawsuit settlement, and other non-cash charges.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.00 to 1.00 as of both September 30, 2005 and 2006, and maintain a minimum interest coverage ratio in excess of 2.50 to 1.00 and 2.75 to 1.00 for the quarters ended September 30, 2005 and 2006, respectively.  As a result of the fourth amendment to the credit agreement, beginning December 31, 2005, the Company was further required to maintain a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 for the duration of the agreement.  The Company was in compliance with these covenants for the quarters ended September 30, 2005 and 2006.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	3rd Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Net income	$5,011	$4,895	$17,301	$14,998
Income tax expense	3,494	3,392	11,795	10,401
Interest expense, net of interest income	9,117	10,053	27,686	30,343
Amortization expense	937	1,230	2,719	3,703
Depreciation expense	20,385	20,818	61,311	62,738
Non-cash share-based compensation (included in selling, general and administrative expenses)	63	657	189	1,965
Minority interest expense	550	551	1,506	1,586
Severance and related costs	—	—	—	536
Tentative class action lawsuit settlement (included in cost of revenues, excluding depreciation and amortization)	—	—	—	2,500
Other non-cash charges (included in other income and expenses, net)	—	620	—	1,933
Adjusted EBITDA	$39,557	$42,216	$122,507	$130,703

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of September 30, 2005 and 2006, our consolidated leverage ratio was as follows:

	September 30,
	2005	2006
Consolidated total debt	$548,314	$543,758
Last 12 months consolidated Adjusted EBITDA	161,991	168,192
Consolidated leverage ratio	3.38x	3.23x

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of September 30, 2006, our consolidated senior leverage ratio was as follows:

September 30,
2006
Consolidated senior debt	$390,217
Last 12 months consolidated Adjusted EBITDA	168,192
Consolidated senior leverage ratio	2.32x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter.  As of September 30, 2005 and 2006, our interest coverage ratio was as follows:

	September 30,
	2005	2006
Last 12 months consolidated Adjusted EBITDA	$161,991	$168,192
Last 12 months consolidated cash interest expense	43,312	38,007
Interest coverage ratio	3.74x	4.43x

The calculation of the Company’s current 2006 full year guidance range for Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	2006 Full Year
	Guidance Range
Net income	$17,100	$18,600
Income tax expense	11,900	12,900
Depreciation expense; amortization expense; interest expense, net of interest income; non-cash share-based compensation; minority interest; severance and related costs; tentative class action lawsuit settlement; and other non-cash charges	139,500	139,500
Adjusted EBITDA	$168,500	$171,000

ALLIANCE IMAGING, INC.
SELECTED STATISTICAL INFORMATION

	Third Quarter Ended
	September 30,
	2005	2006
MRI
Average number of total systems	328.3	332.6
Average number of scan-based systems	280.6	265.9
Scans per system per day (scan-based systems)	9.53	9.37
Total number of scan-based MRI scans	188,731	172,791
Price per scan	$350.80	$361.05

Scan-based MRI revenue (in millions)	$66.2	$62.4
Non-scan based MRI revenue (in millions)	6.5	6.7
Total MRI revenue (in millions)	$72.7	$69.1

PET and PET/CT
Average number of systems	52.2	68.2
Scans per system per day	5.45	6.01
Total number of PET and PET/CT scans	17,342	25,521
Price per scan	$1,320	$1,310

Total PET and PET/CT revenue (in millions)	$23.0	$33.9

Revenue breakdown (in millions)
Total MRI revenue	$72.7	$69.1
PET and PET/CT revenue	23.0	33.9
Other modalities and other revenue	10.5	10.5
Total revenues	$106.2	$113.5

Total fixed-site revenue (in millions)	$17.1	$18.8

ALLIANCE IMAGING, INC.
SELECTED STATISTICAL INFORMATION
MRI REVENUE GAP
(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended September 30, 2006 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2004
Fourth Quarter	$(16.4)	$5.9	$(10.5)

2005
First Quarter	(9.4)	5.9	(3.5)
Second Quarter	(12.2)	8.8	(3.4)
Third Quarter	(14.2)	4.4	(9.8)
Fourth Quarter	(8.9)	9.7	0.8

2006
First Quarter	(10.2)	6.4	(3.8)
Second Quarter	(6.4)	6.2	(0.2)
Third Quarter	(12.9)	4.8	(8.1)

Last Twelve Months Ended September 30, 2006	$(38.4)	$27.1	$(11.3)